Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
HOME PRODUCTS INTERNATIONAL, INC.
at
$2.25 Net Per Share
by
STORAGE ACQUISITION COMPANY, L.L.C.
a Delaware limited liability company, the members of which are:

EGI-Fund (02-04) Investors, L.L.C.,

Joseph Gantz,
Walnut Investment Partners, L.P. and
Triyar Storage Investment Company, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON MONDAY, DECEMBER 13, 2004, UNLESS THE OFFER IS EXTENDED
(THE “EXPIRATION DATE”).

November 12, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Storage Acquisition Company, L.L.C., a Delaware limited liability company (“Purchaser”), has made an offer to purchase all the issued and outstanding shares of common stock, par value $.01 per share (the “Shares,” which term includes the associated share purchase rights issued under the Rights Agreement dated as of May 21, 1997, as amended, between Home Products International, Inc. and Mellon Investor Services LLC, f/k/a ChaseMellon Shareholder Services L.L.C. as Rights Agent), of Home Products International, Inc., a Delaware corporation (the “Company”), for $2.25 per Share, net to the seller in cash without interest thereon (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated November 12, 2004 (the “Offer to Purchase”) and the Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      The Offer is subject to, among other conditions, a minimum tender condition. Such minimum tender condition requires there being validly tendered, and not withdrawn prior to the Expiration Date, such number of Shares that would constitute at least 80% of the Shares outstanding immediately prior to the first receipt of payment of Shares tendered pursuant to the Offer and not held by Purchaser or other parties who are members of the Filing Group (as defined in the Introduction Section of the Offer to Purchase) (determined on a primary basis, without giving effect to the exercise or conversion of any then-outstanding options, warrants, or other rights to acquire, or securities convertible into or exercisable for, Shares).

      For your information, and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated November 12, 2004;

2.	A Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.	A Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

5.	A letter to stockholders of the Company from the Chairman of the Special Committee of the Company’s Board of Directors and the Chairman and Chief Executive Officer of the Company;

6.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

7.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

8.	A return envelope addressed to the Depositary.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.     PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 13, 2004, UNLESS THE OFFER IS EXTENDED.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (ii) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase, “Procedures for Tendering Shares”) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase, “Procedures for Tendering Shares.”

      Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may also be obtained from the Information Agent.

Very truly yours,

STORAGE ACQUISITION COMPANY, L.L.C.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS

SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF
PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT
OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY
OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT
ON BEHALF OF ANY OF THE FOREGOING, IN CONNECTION WITH THE
OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE
STATEMENTS CONTAINED THEREIN.

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